Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the Third Quarter of 2021 of $8.3 Million or $0.97 Per Diluted Share and a 7% Dividend Increase to $0.15 Per Share for the Thirty-Fifth Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – October 28, 2021 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2021 third quarter net income of $8.3 million, or $0.97 per diluted share, compared to $12.7 million, or $1.47 per diluted share for the same period last year.  All share data in this earnings release has been adjusted to reflect the two-for-one stock split, in the form of a 100% stock dividend, effective July 14, 2021.

“Our continued focus on diversified revenue streams funded by core deposits resulted in strong third quarter financial results,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our thirty-fifth consecutive quarterly cash dividend which is being increased to $0.15 from $0.14 per share. The quarterly dividend of $0.15 will be paid on November 24, 2021, to shareholders of record as of November 11, 2021.”

CFO Matthew Mullet noted, “Strong earnings during the quarter supported $6.8 million in share repurchases and the Board approved an additional $10.0 million in share repurchases based upon our capital position during the quarter.”

Updated response to the novel coronavirus of 2019 (“COVID-19”) pandemic:

The Company is following the Federal Housing Finance Agency guidelines for forbearance, foreclosure relief, and late payment reporting for the COVID-19 pandemic on all serviced loans and a modified format for portfolio loans. For portfolio loans, the primary method of relief is to allow the borrower up to 90-days of interest only payments and/or loan payment deferments, and, on a more limited basis, waived interest, late fees, or interest only loan payments and suspended foreclosure proceedings. As of September 30, 2021, the amount of portfolio loans under payment/relief agreements, of which all remaining relief loans are modified interest only payments, included commercial real estate loans of $6.9 million and commercial business loans of $5.4 million. Additional detail is provided below in the “Credit Quality” discussion.

As of September 30, 2021, there was a total of 171 Paycheck Protection Program (“PPP”) loans with an outstanding balance of $38.3 million. To date balances totaling $88.6 million were submitted for approval and forgiven by the U.S. Small Business Administration (“SBA”).

2021 Third Quarter Highlights

●	Net income was $8.3 million for the third quarter of 2021, compared to $8.5 million in the previous quarter, and $12.7 million for the comparable quarter one year ago;
●	Net interest income increased to $22.7 million from $21.2 million in the previous quarter, and improved from $18.9 million in the comparable quarter one year ago;
●	Total loans receivable, net increased $32.4 million, or 2.0%, to $1.68 billion at September 30, 2021, compared to $1.65 billion at June 30, 2021, and increased $186.5 million, or 12.5% from $1.49 billion at September 30, 2020;
●	PPP loans forgiven by the SBA during the quarter totaled $34.8 million, compared to $15.4 in the previous quarter, and none during the comparable quarter one year ago;

FS Bancorp Q3 Earnings
October 28, 2021

●	Net deferred fees on forgiven and amortizing PPP loans were $823,000 during the quarter, compared to $436,000 during the prior quarter, and $183,000 during the comparable quarter one year ago;
●	Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $65.3 million, or 9.5%, to $754.7 million at September 30, 2021, from $689.4 million at June 30, 2021, and increased $168.3 million, or 28.7%, from $586.4 million at September 30, 2020;
●	Repurchased 270,775 shares of our common stock during the third quarter; and
●	At September 30, 2021, the Community Bank Leverage Ratio (“CBLR”) was 11.9% for the Bank and the Tier 1 leverage-based ratio was 10.6% for the Company.

Asset Summary

Total assets increased $6.1 million to $2.23 billion at September 30, 2021, compared to $2.22 billion at June 30, 2021, and increased $174.1 million, or 8.5%, from $2.05 billion at September 30, 2020.  The quarter over linked quarter increase in total assets was primarily due to increases in securities available-for-sale of $36.2 million and loans receivable, net of $32.4 million, partially offset by decreases in total cash and cash equivalents of $58.2 million, loans held for sale (“HFS”) of $3.3 million and other assets of $899,000.  The year over year increase was primarily due to increases in loans receivable, net of $186.5 million, securities available-for-sale of $95.7 million, servicing rights of $4.8 million, and securities held-to-maturity of $2.0 million, partially offset by decreases in loans HFS of $97.0 million, total cash and cash equivalents of $7.7 million, other assets of $6.3 million, certificates of deposit (“CDs”) at other financial institutions of $2.5 million, and Federal Home Loan Bank (“FHLB”) stock of $1.7 million.

LOAN PORTFOLIO
(Dollars in thousands)	September 30, 2021		June 30, 2021		September 30, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$217,911	12.7%	$231,196	13.8%	$227,354	15.0%
Construction and development	250,099	14.6	242,715	14.4	191,933	12.6
Home equity	42,095	2.5	40,718	2.4	40,459	2.6
One-to-four-family (excludes HFS)	365,326	21.4	335,397	20.0	300,863	19.8
Multi-family	165,240	9.7	133,828	8.0	130,243	8.6
Total real estate loans	1,040,671	60.9	983,854	58.6	890,852	58.6

CONSUMER LOANS
Indirect home improvement	325,630	19.0	308,447	18.4	276,693	18.2
Marine	83,827	4.9	86,216	5.1	84,650	5.6
Other consumer	3,188	0.2	3,177	0.2	3,465	0.2
Total consumer loans	412,645	24.1	397,840	23.7	364,808	24.0

COMMERCIAL BUSINESS LOANS
Commercial and industrial (includes PPP loans)	207,064	12.1	242,287	14.5	224,276	14.8
Warehouse lending	49,289	2.9	54,072	3.2	39,482	2.6
Total commercial business loans	256,353	15.0	296,359	17.7	263,758	17.4
Total loans receivable, gross	1,709,669	100.0%	1,678,053	100.0%	1,519,418	100.0%

Allowance for loan losses	(26,925)		(27,234)		(24,799)
Deferred costs and fees, net	(4,978)		(5,514)		(4,240)
Premiums on purchased loans, net	277		359		1,124
Total loans receivable, net	$1,678,043		$1,645,664		$1,491,503

FS Bancorp Q3 Earnings
October 28, 2021

Loans receivable, net increased $32.4 million to $1.68 billion at September 30, 2021, from $1.65 billion at June 30, 2021, and increased $186.5 million from $1.49 billion at September 30, 2020. The quarter over linked quarter increase in total real estate loans was $56.8 million, including increases in multi-family loans of $31.4 million, one-to-four-family loans of $29.9 million, construction and development loans of $7.4 million, and home equity loans of $1.4 million, offset by a decrease in commercial real estate loans of $13.3 million. Consumer loans increased $14.8 million, primarily due to an increase of $17.2 million in indirect home improvement loans, partially offset by a decrease in marine loans of $2.4 million. Commercial business loans decreased $40.0 million, primarily due to a decrease in commercial and industrial loans of $35.2 million, primarily due to a net decrease in PPP loans of $35.0 million.

Originations of one-to-four-family loans to purchase and to refinance a home for the three months ended September 30, 2021 and June 30, 2021, and for the three and nine months ended September 30, 2021 and 2020 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Quarter	Quarter
	September 30, 2021		June 30, 2021		over Quarter	over Quarter
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$243,721	64.0%	$252,999	63.7%	$(9,278)	(3.7)
Refinance	136,803	36.0	143,911	36.3	(7,108)	(4.9)
Total	$380,524	100.0%	$396,910	100.0%	$(16,386)	(4.1)

	For the Three Months Ended		For the Three Months Ended		Year	Year
	September 30, 2021		September 30, 2020		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$243,721	64.0%	$243,974	41.4%	$(253)	(0.1)
Refinance	136,803	36.0	345,919	58.6	(209,116)	(60.5)
Total	$380,524	100.0%	$589,893	100.0%	$(209,369)	(35.5)

	For the Nine Months Ended		For the Nine Months Ended		Year	Year
	September 30, 2021		September 30, 2020		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$682,181	56.3%	$501,686	37.1%	$180,495	36.0
Refinance	529,705	43.7	852,202	62.9	(322,497)	(37.8)
Total	$1,211,886	100.0%	$1,353,888	100.0%	$(142,002)	(10.5)

During the quarter ended September 30, 2021, the Company sold $319.9 million of one-to-four-family loans compared to sales of $378.0 million during the previous quarter, and sales of $479.6 million during the same quarter one year ago. During the nine months ended September 30, 2021, the Company sold $1.11 billion of one-to-four-family loans compared to sales of $1.12 billion during the same period last year. The reduction in purchase activity compared to the prior quarter reflects limited available inventory of homes for sale and seasonal changes in housing demand in the Pacific Northwest.

Gross margins on home loan sales decreased to 3.61% for the three months ended September 30, 2021, compared to 3.82% at June 30, 2021, and decreased from 4.44% for the three months ended September 30, 2020. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

FS Bancorp Q3 Earnings
October 28, 2021

Liabilities and Equity Summary

Changes in deposits at the dates indicated are as follows:

(Dollars in thousands)
	September 30, 2021		June 30, 2021
Relationship-based transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$423,091	22.7%	$415,748	22.4%	$7,343	1.8
Interest-bearing checking	308,142	16.5	257,206	13.8	50,936	19.8
Escrow accounts related to mortgages serviced	23,515	1.3	16,469	0.9	7,046	42.8
Subtotal	754,748	40.5	689,423	37.1	65,325	9.5
Savings	191,487	10.3	181,505	9.8	9,982	5.5
Money market	497,571	26.7	483,935	26.0	13,636	2.8
Subtotal	689,058	37.0	665,440	35.8	23,618	3.5
Certificates of deposit less than $100,000	231,453	12.4	299,250	16.1	(67,797)	(22.7)
Certificates of deposit of $100,000 through $250,000	126,095	6.8	138,559	7.5	(12,464)	(9.0)
Certificates of deposit of $250,000 and over	62,296	3.3	65,938	3.5	(3,642)	(5.5)
Subtotal	419,844	22.5	503,747	27.1	(83,903)	(16.7)
Total	$1,863,650	100.0%	$1,858,610	100.0%	$5,040	0.3

(Dollars in thousands)
	September 30, 2021		September 30, 2020
Relationship-based transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$423,091	22.7%	$338,781	21.0%	$84,310	24.9
Interest-bearing checking	308,142	16.5	229,576	14.2	78,566	34.2
Escrow accounts related to mortgages serviced	23,515	1.3	18,062	1.1	5,453	30.2
Subtotal	754,748	40.5	586,419	36.3	168,329	28.7
Savings	191,487	10.3	144,886	9.0	46,601	32.2
Money market	497,571	26.7	377,585	23.4	119,986	31.8
Subtotal	689,058	37.0	522,471	32.4	166,587	31.9
Certificates of deposit less than $100,000	231,453	12.4	285,650	17.7	(54,197)	(19.0)
Certificates of deposit of $100,000 through $250,000	126,095	6.8	150,437	9.3	(24,342)	(16.2)
Certificates of deposit of $250,000 and over	62,296	3.3	68,242	4.3	(5,946)	(8.7)
Subtotal	419,844	22.5	504,329	31.3	(84,485)	(16.8)
Total	$1,863,650	100.0%	$1,613,219	100.0%	$250,431	15.5

The increase in deposits from September 30, 2020 was primarily driven by organic growth in customer relationships and government stimulus checks deposited directly into customer accounts, and reduced withdrawals from deposit accounts due to a change in spending habits as a result of COVID-19.

At September 30, 2021, non-retail CDs, which include brokered CDs, online CDs, and public funds CDs, decreased $59.3 million to $152.6 million, compared to $211.9 million at June 30, 2021, due to a decrease of $59.3 million in brokered CDs. The year over year decrease in non-retail CDs of $20.6 million from $173.3 million at September 30, 2020, was primarily the result of a $30.6 million decrease in brokered CDs, offset by increases of $6.5 million in online CDs, and $3.5 million in public funds CDs. The reduction in non-retail CDs is directly tied to the Company replacing these non-retail CDs with brokered interest-bearing checking deposits of $45.0 million quarter over quarter and $60.0 million year over year. The bulk of the wholesale funding activity has been tied to liability interest rate swap arrangements of $90 million that are funded with 90-day liabilities.

FS Bancorp Q3 Earnings
October 28, 2021

At September 30, 2021, borrowings, comprised of FHLB advances, were unchanged from $42.5 million at June 30, 2021, and decreased $131.1 million, or 75.5% from $173.6 million at September 30, 2020. The decrease in borrowings from the prior year is primarily due to the repayments of the following: $74.1 million of Paycheck Protection Program Liquidity Facility (“PPPLF”) borrowings, due in part to SBA forgiveness of the underlying PPP loans, $30.0 million of FHLB advances, and $27.0 million of Federal Reserve Bank borrowings, utilizing funds primarily from deposit growth.

Total stockholders’ equity decreased $1.3 million, to $240.5 million at September 30, 2021, from $241.8 million at June 30, 2021, and increased $19.9 million, from $220.6 million at September 30, 2020. The decrease in stockholders’ equity during the current quarter was primarily due to common stock repurchases of $6.8 million, a decrease in other comprehensive income of $1.2 million, and dividends of $1.1 million, partially offset by net income of $8.3 million. The Company repurchased 270,775 shares of its common stock at an average price of $34.42 per share. Book value per common share was $29.78 at September 30, 2021, compared to $29.49 at June 30, 2021, and $26.41 at September 30, 2020.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation at September 30, 2021, with a CBLR of 11.9%, compared to the normally required CBLR of greater than 9.0% and the regulatory approved reduced CBLR of 8.5% due to the COVID-19 pandemic. The Company’s Tier 1 leverage-based ratio was 10.6% at September 30, 2021.

Credit Quality

The allowance for loan and lease losses at September 30, 2021, decreased to $26.9 million, or 1.57% of gross loans receivable, excluding loans HFS, compared to $27.2 million, or 1.62% of gross loans receivable, excluding loans HFS at June 30, 2021, and increased from $24.8 million, or 1.63% of gross loans receivable, excluding loans HFS, at September 30, 2020. Nonperforming loans decreased $368,000 to $5.9 million at September 30, 2021, from $6.3 million at June 30, 2021, and decreased from $7.6 million at September 30, 2020. The year over year decrease was primarily due to the improvement of a commercial real estate loan of $1.1 million to performing status.

Loans classified as substandard decreased $4.8 million to $17.5 million at September 30, 2021, compared to $22.3 million at June 30, 2021, and decreased $936,000 from $18.5 million at September 30, 2020. The quarter over linked quarter decrease in substandard loans was attributable to a $4.7 million decrease in one-to-four-family loans. The year over year decrease in substandard loans was primarily due to decreases of $4.9 million in one-to-four-family loans, $2.0 million in commercial real estate loans, $206,000 in home equity loans, and $171,000 in indirect home improvement loans, partially offset by an increase of $6.3 million in commercial and industrial loans. There was no other real estate owned (“OREO”) property at September 30, 2021 or June 30, 2021, compared to one OREO property in the amount of $90,000 at September 30, 2020.

Included in the carrying value of gross loans are net discounts on loans purchased in the Anchor Bank acquisition in November 2018 (“Anchor Acquisition”). The remaining net discount on loans acquired was $868,000, $1.0 million, and $1.8 million, on $90.8 million, $100.2 million, and $159.2 million of gross loans at September 30, 2021, June 30, 2021, and September 30, 2020, respectively.

FS Bancorp Q3 Earnings
October 28, 2021

Management has identified loans that have either been directly or indirectly impacted by the COVID-19 pandemic and downgraded the risk classification and/or increased the monitoring of these loans. Commercial loans (non homogeneous loans) originally reported at a risk rating below “pass” or receiving elevated risk monitoring as a result of the COVID-19 pandemic and their respective industries at the dates indicated are as follows:

(Dollars in thousands)
Loan types:	September 30, 2021	June 30, 2021	September 30, 2020
Construction and development	$2,771	$2,836	$4,335
Education/worship	—	227	4,796
Food and beverage	6,600	12,788	14,346
Hospitality	16,188	38,547	43,903
Manufacturing	602	606	18,765
Retail	1,736	1,878	2,663
Transportation	4,487	4,487	4,992
Other	4,454	13,599	23,241
Total	$36,838	$74,968	$117,041

Management recognizes the potential impact of COVID-19 on all of our customers and will continue to prudently reserve for probable loan losses, including reserves against our homogenous residential and consumer portfolios.

Operating Results

Net interest income increased $3.7 million, to $22.7 million for the three months ended September 30, 2021, from $18.9 million for the three months ended September 30, 2020. This comparable quarter over quarter increase was primarily the result of an improved mix of loans versus other interest-bearing assets and increased balances in higher yielding loans funded by lower cost deposits. Interest income increased $2.8 million, primarily due to an increase of $2.5 million in interest income on loans receivable, including fees, impacted primarily by loan growth and net deferred fees recognized upon SBA forgiveness of PPP loans. Interest expense decreased $958,000, primarily as a result of repricing deposit rates and a reduction in higher cost borrowings. For the three months ended September 30, 2021, the total recognition of net deferred fees on forgiven and amortizing PPP loans was $823,000. For the nine months ended September 30, 2021, net interest income increased by $9.7 million, to $64.0 million, from $54.3 million for the nine months ended September 30, 2020, in a similar manner as for the three-month comparison described above, with an increase in interest income of $5.7 million and a decrease in interest expense of $4.0 million. For the nine months ended September 30, 2021, the total recognition of net deferred fees on forgiven and amortizing PPP loans was $1.9 million.

The net interest margin (“NIM”) increased 31 basis points to 4.23% for the three months ended September 30, 2021, from 3.92% for the same period in the prior year, and increased eight basis points to 4.11% for the nine months ended September 30, 2021, from 4.03% for the nine months ended September 30, 2020. The comparable quarter over quarter increase in NIM was impacted by an improved mix of interest-bearing assets, including a higher balance of higher yielding portfolio loans and investment securities instead of interest-bearing cash, earning a nominal yield combined with declining deposit and borrowing costs. The slight increase in NIM between the nine months ended September 30, 2021, and 2020 primarily reflects the improved asset mix mentioned above and the reduction in deposit and borrowing costs.

The average total cost of funds, including noninterest-bearing checking, decreased 26 basis points to 0.48% for the three months ended September 30, 2021, from 0.74% for the three months ended September 30, 2020. This

FS Bancorp Q3 Earnings
October 28, 2021

decrease was predominantly due to the decline in cost for market rate deposits and borrowings as well as a managed runoff of higher cost CD funding. The average total cost of funds, including noninterest-bearing checking, decreased 40 basis points to 0.53% for the nine months ended September 30, 2021, from 0.93% for the nine months ended September 30, 2020, also reflecting decreases in market interest rates over last year. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

There was no provision for loan losses for the three months ended September 30, 2021, and a $1.5 million provision for loan losses for the nine months ended September 30, 2021, compared to $3.1 million and $11.4 million for the three and nine months ended September 30, 2020, respectively. The reduction of the provision for loan losses between both periods primarily reflects improved economic factors on credit-deterioration due to the adverse impact of the COVID-19 pandemic at September 30, 2021, the increase in the loan portfolio due to organic growth, and net loan charge-offs. The reduction of the provision for loan losses also reflects improvements in “watch” classified loans that were downgraded based on the COVID-19 pandemic and which have shown loan-level improvements at September 30, 2021, compared to the same time last year. During the three months ended September 30, 2021, net charge-offs totaled $309,000 compared to net recoveries of $175,000 for the same period last year. The increase in net charge-offs was primarily due to increased consumer loan charge-offs. Net charge-offs totaled $747,000 during the nine months ended September 30, 2021, compared to net recoveries of $135,000 during the nine months ended September 30, 2020, due to the same reason mentioned above.

Noninterest income decreased $9.1 million, to $8.4 million, for the three months ended September 30, 2021, from $17.5 million for the three months ended September 30, 2020. The decrease during the period primarily reflects a $9.3 million decrease in gain on sale of loans due primarily to a reduction in the amount of originated and sold refinance loans, partially offset by a $527,000 increase in service charges and fee income primarily due to less amortization of mortgage servicing rights (“MSR”) and increased servicing fees from non-portfolio loans. Noninterest income decreased $11.0 million, to $29.6 million, for the nine months ended September 30, 2021, from $40.6 million for the nine months ended September 30, 2020. This decrease was the result of a $10.5 million decrease in gain on sale of loans and a $1.6 million decrease in other noninterest income due to the one- time sale of Class B Visa stock shares of $1.5 million during the same period last year, partially offset by a $1.5 million increase in service charges and fee income.

Noninterest expense increased $2.8 million, to $20.0 million for the three months ended September 30, 2021, from $17.2 million for the three months ended September 30, 2020. The increase in noninterest expense reflects a $2.6 million increase in salaries and benefits, primarily attributable to a reduction in recognized deferred costs on direct loan origination activities of $4.4 million, an increase in additional staffing costs to support operational growth of $1.4 million, and an increase in medical expense of $827,000, partially offset by a decrease in incentives and commissions of $4.1 million. Noninterest expense increased $7.3 million, to $55.3 million for the nine months ended September 30, 2021, from $48.0 million for the nine months ended September 30, 2020. The increase during this period was primarily due to increases of $9.1 million in salaries and benefits, mostly attributable to a reduction in recognized deferred costs on direct loan origination activities of $5.9 million and increases in compensation of $3.0 million and medical expenses of $1.9 million, partially offset by a decrease in incentives and commissions of $2.7 million. Other increases included $661,000 in data processing, $469,000 in loan costs, and $415,000 in professional and board fees, partially offset by the $3.5 million net change in the value of servicing rights to a $2.1 million recovery of servicing rights in the current quarter. In the comparable period for 2020, we recognized an impairment charge to servicing rights of $1.4 million due to falling interest rates as a result of the interest rate environment due to the government response to the COVID-19 pandemic.

FS Bancorp Q3 Earnings
October 28, 2021

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 Bank branches, one headquarters office that produces loans and accepts deposits, and 11 loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington. The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q3 Earnings
October 28, 2021

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	September 30,	June 30,	September 30,	Quarter	Over Year
	2021	2021	2020	% Change	% Change
ASSETS
Cash and due from banks	$11,426	$12,957	$11,348	(12)	1
Interest-bearing deposits at other financial institutions	16,906	73,597	24,725	(77)	(32)
Total cash and cash equivalents	28,332	86,554	36,073	(67)	(21)
Certificates of deposit at other financial institutions	11,782	11,782	14,262	—	(17)
Securities available-for-sale, at fair value	268,802	232,570	173,101	16	55
Securities held-to-maturity	7,500	7,500	5,500	—	36
Loans held for sale, at fair value	118,106	121,395	215,123	(3)	(45)
Loans receivable, net	1,678,043	1,645,664	1,491,503	2	13
Accrued interest receivable	7,797	7,323	6,809	6	15
Premises and equipment, net	27,243	27,594	27,898	(1)	(2)
Operating lease right-of-use	4,875	5,193	5,251	(6)	(7)
Federal Home Loan Bank (“FHLB”) stock, at cost	4,871	5,065	6,553	(4)	(26)
Other real estate owned (“OREO”)	—	—	90	—	NM
Deferred tax asset, net	303	216	—	40	NM
Bank owned life insurance (“BOLI”), net	36,873	36,655	36,006	1	2
Servicing rights, held at the lower of cost or fair value	16,497	16,356	11,736	1	41
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	4,220	4,397	4,928	(4)	(14)
Other assets	11,138	12,037	17,481	(7)	(36)
TOTAL ASSETS	$2,228,694	$2,222,613	$2,054,626	—	8
LIABILITIES
Deposits:
Noninterest-bearing accounts	$446,606	$432,217	$356,843	3	25
Interest-bearing accounts	1,417,044	1,426,393	1,256,376	(1)	13
Total deposits	1,863,650	1,858,610	1,613,219	—	16
Borrowings	42,528	42,528	173,640	—	(76)
Subordinated notes:
Principal amount	50,000	50,000	10,000	—	400
Unamortized debt issuance costs	(623)	(639)	(100)	(3)	523
Total subordinated notes less unamortized debt issuance costs	49,377	49,361	9,900	—	399
Operating lease liability	5,097	5,401	5,468	(6)	(7)
Deferred tax liability, net	—	—	2,662	—	NM
Other liabilities	27,589	24,953	29,187	11	(5)
Total liabilities	1,988,241	1,980,853	1,834,076	—	8
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 8,208,045 shares issued and outstanding at September 30, 2021, 8,333,566 at June 30, 2021, and 8,526,182 at September 30, 2020	82	83	85	(1)	(4)
Additional paid-in capital	68,481	75,797	81,634	(10)	(16)
Retained earnings	171,786	164,606	135,921	4	26
Accumulated other comprehensive income, net of tax	198	1,434	3,285	(86)	(94)
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(94)	(160)	(375)	(41)	(75)
Total stockholders’ equity	240,453	241,760	220,550	(1)	9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,228,694	$2,222,613	$2,054,626	—	8

Share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

FS Bancorp Q3 Earnings
October 28, 2021

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	September 30,	June 30,	September 30,	Over Qtr	Over Year
	2021	2021	2020	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$23,520	$22,484	$21,066	5	12
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,487	1,313	1,162	13	28
Total interest and dividend income	25,007	23,797	22,228	5	13
INTEREST EXPENSE
Deposits	1,629	1,870	2,637	(13)	(38)
Borrowings	227	222	503	2	(55)
Subordinated notes	496	485	170	2	192
Total interest expense	2,352	2,577	3,310	(9)	(29)
NET INTEREST INCOME	22,655	21,220	18,918	7	20
PROVISION FOR LOAN LOSSES	—	—	3,100	—	NM
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	22,655	21,220	15,818	7	43
NONINTEREST INCOME
Service charges and fee income	1,073	1,188	546	(10)	97
Gain on sale of loans	6,885	6,392	16,228	8	(58)
Gain on sale of investment securities	—	—	118	—	NM
Earnings on cash surrender value of BOLI	218	215	219	1	—
Other noninterest income	222	391	435	(43)	(49)
Total noninterest income	8,398	8,186	17,546	3	(52)
NONINTEREST EXPENSE
Salaries and benefits	12,790	11,932	10,225	7	25
Operations	2,628	2,709	2,809	(3)	(6)
Occupancy	1,227	1,226	1,167	—	5
Data processing	1,309	1,203	1,127	9	16
Loan costs	842	647	593	30	42
Professional and board fees	757	786	601	(4)	26
Federal Deposit Insurance Corporation (“FDIC”) insurance	120	123	290	(2)	(59)
Marketing and advertising	177	155	109	14	62
Amortization of core deposit intangible	177	177	176	—	—
(Recovery) impairment of servicing rights	(11)	4	82	(375)	(113)
Total noninterest expense	20,016	18,962	17,179	6	17
INCOME BEFORE PROVISION FOR INCOME TAXES	11,037	10,444	16,185	6	(32)
PROVISION FOR INCOME TAXES	2,706	1,895	3,472	43	(22)
NET INCOME	$8,331	$8,549	$12,713	(3)	(34)
Basic earnings per share	$0.99	$1.00	$1.50	(1)	(34)
Diluted earnings per share	$0.97	$0.97	$1.47	—	(34)

Share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

FS Bancorp Q3 Earnings
October 28, 2021

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Nine Months Ended		Year
	September 30,	September 30,	Over Year
	2021	2020	% Change
INTEREST INCOME
Loans receivable, including fees	$67,538	$62,370	8
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	4,050	3,520	15
Total interest and dividend income	71,588	65,890	9
INTEREST EXPENSE
Deposits	5,481	9,670	(43)
Borrowings	895	1,458	(39)
Subordinated note	1,237	511	142
Total interest expense	7,613	11,639	(35)
NET INTEREST INCOME	63,975	54,251	18
PROVISION FOR LOAN LOSSES	1,500	11,435	(87)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	62,475	42,816	46
NONINTEREST INCOME
Service charges and fee income	3,026	1,566	93
Gain on sale of loans	24,962	35,492	(30)
Gain on sale of investment securities	—	300	NM
Earnings on cash surrender value of BOLI	647	650	—
Other noninterest income	983	2,560	(62)
Total noninterest income	29,618	40,568	(27)
NONINTEREST EXPENSE
Salaries and benefits	36,331	27,192	34
Operations	7,760	7,785	—
Occupancy	3,592	3,492	3
Data processing	3,819	3,158	21
Loss on sale of OREO	9	2	350
OREO expenses	—	2	NM
Loan costs	2,013	1,544	30
Professional and board fees	2,365	1,950	21
FDIC insurance	491	574	(14)
Marketing and advertising	429	358	20
Amortization of core deposit intangible	531	529	—
(Recovery) impairment of servicing rights	(2,057)	1,399	(247)
Total noninterest expense	55,283	47,985	15
INCOME BEFORE PROVISION FOR INCOME TAXES	36,810	35,399	4
PROVISION FOR INCOME TAXES	8,047	7,499	7
NET INCOME	$28,763	$27,900	3
Basic earnings per share	$3.38	$3.25	4
Diluted earnings per share	$3.27	$3.19	3

Share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

FS Bancorp Q3 Earnings
October 28, 2021

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	September 30,	June 30,	September 30,
	2021	2021	2020
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.49%	1.58%	2.51%
Return on equity (ratio of net income to average equity) (1)	13.82	14.41	24.04
Yield on average interest-earning assets (1)	4.67	4.58	4.60
Average total cost of funds (1)	0.48	0.54	0.74
Interest rate spread information – average during period	4.19	4.04	3.86
Net interest margin (1)	4.23	4.09	3.92
Operating expense to average total assets (1)	3.58	3.49	3.39
Average interest-earning assets to average interest-bearing liabilities	140.97	139.00	134.22
Efficiency ratio (2)	64.46	64.33	47.11

	At or For the Nine Months Ended
	September 30,	September 30,
	2021	2020
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.77%	1.97%
Return on equity (ratio of net income to average equity) (1)	16.33	18.11
Yield on average interest-earning assets (1)	4.59	4.89
Average total cost of funds (1)	0.53	0.93
Interest rate spread information – average during period (1)	4.06	3.96
Net interest margin (1)	4.11	4.03
Operating expense to average total assets (1)	3.40	3.38
Average interest-earning assets to average interest-bearing liabilities	139.21	133.27
Efficiency ratio (2)	59.07	50.61

	September 30,	June 30,	September 30,
	2021	2021	2020
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.27%	0.28%	0.37%
Non-performing loans to total gross loans (4)	0.35	0.38	0.50
Allowance for loan losses to non-performing loans (4)	453.59	432.01	327.94
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.57	1.62	1.63

CAPITAL RATIOS, BANK ONLY:
Community Bank Leverage Ratio	11.93%	11.87%	10.67%

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	10.57%	10.79%	10.84%

FS Bancorp Q3 Earnings
October 28, 2021

	At or For the Three Months Ended
	September 30,		June 30,		September 30,
(Post stock split adjusted)	2021		2021		2020
PER COMMON SHARE DATA:
Basic earnings per share	$0.99		$1.00		$1.50
Diluted earnings per share	$0.97		$0.97		$1.47
Weighted average basic shares outstanding	8,240,218		8,393,164		8,449,642
Weighted average diluted shares outstanding	8,480,769		8,660,613		8,590,668
Common shares outstanding at end of period	8,073,412	(5)	8,197,461	(6)	8,351,196	(7)
Book value per share using common shares outstanding	$29.78		$29.49		$26.41
Tangible book value per share using common shares outstanding (8)	$28.97		$28.67		$25.54

Share data has been adjusted for all periods to reflect the two-for-one stock split effective July 14, 2021.

____________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 8,208,045 at September 30, 2021, less 121,672 unvested restricted stock shares, and 12,961 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 8,333,566 at June 30, 2021, less 110,184 unvested restricted stock shares, and 25,921 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 8,526,182 at September 30, 2020, less 110,184 unvested restricted stock shares, and 64,802 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also, “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		QTR Over QTR	Year Over Year
Average Balances	2021	2020	2021	2020	$ Change	$ Change
Assets
Loans receivable, net of deferred loan fees (1)	$1,776,424	$1,648,070	$1,745,616	$1,537,365	$128,354	$208,251
Securities available-for-sale, at fair value	248,179	165,095	216,122	151,176	83,084	64,946
Securities held-to-maturity	7,500	2,462	7,500	826	5,038	6,674
Interest-bearing deposits and certificates of deposit at other financial institutions	87,440	97,473	108,536	100,836	(10,033)	7,700
FHLB stock, at cost	4,973	7,219	5,783	8,240	(2,246)	(2,457)
Total interest-earning assets	2,124,516	1,920,319	2,083,557	1,798,443	204,197	285,114
Noninterest-earning assets	93,137	94,190	90,352	97,435	(1,053)	(7,083)
Total assets	$2,217,653	$2,014,509	$2,173,909	$1,895,878	$203,144	$278,031
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,415,139	$1,268,795	$1,382,860	$1,200,796	$146,344	$182,064
Borrowings	42,528	152,045	71,452	138,749	(109,517)	(67,297)
Subordinated notes	49,367	9,897	42,399	9,892	39,470	32,507
Total interest-bearing liabilities	1,507,034	1,430,737	1,496,711	1,349,437	76,297	147,274
Noninterest-bearing accounts	442,291	344,731	413,551	314,789	97,560	98,762
Other noninterest-bearing liabilities	29,224	28,698	28,093	25,837	526	2,256
Stockholders’ equity	239,104	210,343	235,554	205,815	28,761	29,739
Total liabilities and stockholders’ equity	$2,217,653	$2,014,509	$2,173,909	$1,895,878	$203,144	$278,031

(1) Includes loans held for sale.

FS Bancorp Q3 Earnings
October 28, 2021

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied, and is not audited. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below.

	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share amounts)	2021	2021	2020
Stockholders' equity	$240,453	$241,760	$220,550
Goodwill and core deposit intangible, net	(6,532)	(6,709)	(7,240)
Tangible common stockholders' equity	$233,921	$235,051	$213,310

Common shares outstanding at end of period	8,073,412	8,197,461	8,351,196

Common stockholders' equity (book value) per share (GAAP)	$29.78	$29.49	$26.41
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$28.97	$28.67	$25.54

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com